Exhibit 99.3

Consent of BofA Securities, Inc.

September 30, 2025

The Board of Directors

Norfolk Southern Corporation

650 West Peachtree Street NW

Atlanta, Georgia 30308

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 28, 2025, to the Board of Directors of Norfolk Southern Corporation (“Norfolk Southern”) as Annex D to, and to the reference thereto under the headings “SUMMARY — Opinion of Norfolk Southern’s Financial Advisor”, “RISK FACTORS” and “THE MERGERS — Background of the Mergers; Norfolk Southern’s Board’s Recommendations and Its Reasons for the Transaction; Certain Unaudited Prospective Financial Information; Opinion of Norfolk Southern’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Norfolk Southern and Union Pacific Corporation (“Union Pacific”), which joint proxy statement/prospectus forms a part of Union Pacific’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BOFA SECURITIES, INC.